                             READ YOUR CONTRACT CAREFULLY
                               THIS IS A LEGAL CONTRACT

We promise to pay, subject to the provisions of this contract, the benefits described by this contract.

We make this promise and issue this contract in consideration of the application for this contract and the payment of the purchase payments.

The owner and the beneficiary are as named in the application unless they are changed as provided for in this contract.

You are a member of the Minnesota Mutual Life Insurance Company. Our annual meetings are held at our home office on the first Tuesday in March of each year at three o'clock in the afternoon.

Signed for the Minnesota Mutual Life Insurance Company at St. Paul, Minnesota, on the contract date.

/s/ Coleman Bloomfield
PRESIDENT

/s/ Robert J. Hasling
SECRETARY

REGISTRAR

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS.

It is important to us that you are satisfied with this contract. If you are not satisfied, you may return the contract to us or to your agent within 10 days of its receipt. If you exercise this right, you will receive the greater of (a) the Accumulation Value of this contract or (b) the amount of purchase payments paid under this contract. We will pay this refund within 7 days after we receive your notice of cancellation.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT

--------------------------------------------------------------------------------
The Minnesota Mutual Life Insurance Company
400 North Robert Street, St. Paul, Minnesota 55101-2098

MINNESOTA MUTUAL LIFE
Flexible Payment Deferred Variable Annuity Contract


83-9053 Rev. 5-84                                     Minnesota Mutual Life 1

CONTRACT INDEX

Alphabetical Index to the Provisions of Your Contract                    PAGE

Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . 8

Allocation of Purchase Payments. . . . . . . . . . . . . . . . . . . . . 3

Amount Payable at Death. . . . . . . . . . . . . . . . . . . . . . . . . 8

Annuity Payment Options. . . . . . . . . . . . . . . . . . . . . . . . . 6

Annuity Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Beneficiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Contract Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

General Information. . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Misstatement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Purchase Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Transfer Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Valuation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Withdrawal and Surrender . . . . . . . . . . . . . . . . . . . . . . . . 5


83-9053 Rev. 5-84                                Minnesota Mutual Life 2

                                                       YOUR CONTRACT INFORMATION
--------------------------------------------------------------------------------


                                  Annuitant:

                                  Date of Birth:

                                  Owner:

                                  Jurisdiction:

                                  Contract Number:

                                  Contract Date:

                                  Annuity Commencement Date:

                                  Anticipated Annual Purchase Payment:




                                  FLEXIBLE PAYMENT DEFERRED
                                  VARIABLE ANNUITY CONTRACT

                                  FIXED OR VARIABLE
                                  ANNUITY BENEFITS

                                  A PARTICIPATING CONTRACT


83-9053 Rev. 5-84                                     Minnesota Mutual Life 3

DEFINITIONS
--------------------------------------------------------------------------------


When we use the following words, this is what we mean:

THE ANNUITANT
The person named on page 1 who may receive lifetime benefits under the contract.

YOU, YOUR
The owner of the contract. The owner may be the annuitant or someone else. The owner shall be that person named in the application. The owner may not be changed.

WE, OUR, US
The Minnesota Mutual Life Insurance Company.

CONTRACT DATE
the effective date of this contract. It is also the date from which we determine contract anniversaries and contract years.

CONTRACT ANNIVERSARY
The same day and month as the contract date for each succeeding year of this contract.

CONTRACT YEAR
A period of one year beginning with the contract date or a contract anniversary.

VALUATION DATE
Each day that the New York Stock Exchange is open for trading. Valuation is as of the close of business of that Exchange.

VALUATION PERIOD
The period between successive valuation dates.

ACCUMULATION VALUE
The sum of your values under this contract in the general account and/or the separate account. In the general account, we call this the general account accumulation value. In the separate account, we call this the separate account accumulation value.

GENERAL ACCOUNT
All our assets other than those in Variable Fund D or in other separate accounts established by us.

SEPARATE ACCOUNT
Our assets in the separate investment account titled "Minnesota Mutual Variable Fund D." This separate account was established by us for this class of contract under Minnesota law.


83-9053 Rev. 5-84                                     Minnesota Mutual Life 4

1940 ACT
The Investment Company Act of 1940, as amended, or any similar successor federal legislation.

WRITTEN REQUEST
A request in writing signed by you. In some cases, we may provide a form for your use. We also may require that this contract be sent in with your written request.

PURCHASE PAYMENTS
Amounts paid to us as consideration for the benefits provided by this contract.

ANNUITY PAYMENTS
Payments made at regular intervals to the annuitant or any other payee. Annuity payments will be due and payable only on the first day of a calendar month.

FIXED ANNUITY
Annuity payments of equal amounts during the payment period.

VARIABLE ANNUITY
Annuity payments which increase or decrease in amount to reflect the investment experience of the separate account.

AGE
The age of a person at nearest birthday.

GENERAL INFORMATION
--------------------------------------------------------------------------------

WHAT IS YOUR AGREEMENT WITH US?

This contract and the copy of the application attached to it contain the entire contract between you and us. Any statements made in the application either by you or the annuitant will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or the annuitant will not be used to avoid this contract or defend against a claim under this contract unless the statement is contained in the application.

No change or waiver of any of the provisions of this contract will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provisions of this contract.

Any additional agreement attached to this contract will become a part of this contract and will be subject to all the terms and conditions of this contract unless we state otherwise in the agreement.

HOW DO YOU EXERCISE YOUR RIGHTS UNDER THIS CONTRACT?
You can exercise all the rights under this contract by making a written request to us. You have these rights during the annuitant's lifetime and before annuity payments begin. We will deal with


83-9053 Rev. 5-84                                     Minnesota Mutual Life 5
you, unless this contract provides otherwise, on the basis that you have full ownership and control of this contract.

HOW WILL YOU KNOW THE VALUE OF YOUR CONTRACT?
Each year we will send you a report. This report will summarize the year's transactions and will show the current accumulation value and surrender value of this contract. It will also show the current separate account accumulation unit value. The report will be as of a date within two months of its mailing.

PURCHASE PAYMENTS
--------------------------------------------------------------------------------

WHERE DO YOU MAKE PURCHASE PAYMENTS?
All purchase payments must be made at our home office. Our home office is at 400 North Robert Street, St. Paul, Minnesota 55101-2098.

When we receive a purchase payment from you at our home office, we will send you a confirmation.

WHEN DO YOU MAKE PURCHASE PAYMENTS?
You may choose when to make purchase payments. Each purchase payment must be at least $25.00 in amount.

ARE THERE OTHER METHODS OF MAKING PURCHASE PAYMENTS?
Yes it may be possible for you to arrange with your employer to make your purchase payments by payroll deduction. Or, under some plans, your employer may make purchase payments on your behalf. Also, your bank or other financial institution may consent to have your purchase payments automatically withdrawn from your account and paid directly to us.

WHAT DEDUCTIONS ARE MADE FROM PURCHASE PAYMENTS?
There are usually no deductions made from the purchase payments. However, we do reserve the right to make a deduction from purchase payments for state premium taxes, where applicable.

HOW ARE PURCHASE PAYMENTS ALLOCATED?
They are allocated either to the general account or to the separate account, as directed by you. Initially, you indicate your allocation in the application. Later, you may change your allocation for future purchase payments by giving us written notice. If we receive a purchase payment without allocation instructions, we will allocate it to the general account.

MAY YOU STOP MAKING PURCHASE PAYMENTS?
Yes. You may stop making purchase payments at any time. If you stop making purchase payments, the contract remains in force as a paid-up annuity according to its terms. Its value may be applied to provide annuity payments at a later date. You may make purchase payments again at any time before annuity payments start unless the contract has been surrendered.


83-9053 Rev. 5-84                                     Minnesota Mutual Life 6

CONTRACT CHARGES
--------------------------------------------------------------------------------

WHAT CHARGES MAY BE MADE UNDER THIS CONTRACT?
An administrative charge and a deferred sales charge may be made under this contract. Also, there are certain charges which are made directly to the separate account.

WHAT IS THE ADMINISTRATIVE CHARGE?
The administrative charge is an annual charge deducted from the accumulation value. This deduction will be made as of the contract anniversary and on the surrender of the contract. The charge shall not exceed $30.00 or, if less, 2% of the accumulation value. We may deduct the charge from the general account accumulation value, the separate account accumulation value or partially from each.

WHAT IS THE DEFERRED SALES CHARGE?
The deferred sales charge is the charge made on contract withdrawals or surrenders during the first ten contract years. The amount withdrawn plus any deferred sales charge is deducted from the accumulation value.

WHAT IS THE AMOUNT OF THE DEFERRED SALES CHARGE?
The charge is indicated in the table shown below. These percentages decrease uniformly by .075% for each of the first 120 months from the contract date. Any amounts withdrawn from the contract may also be reduced by any applicable state premium taxes not previously deducted from purchase payments.

    END OF
  CONTRACT YEAR       CHARGE
  -------------       ------

 (Contract Date)      9.0%
        1             8.1
        2             7.2
        3             6.3
        4             5.4
        5             4.5
        6             3.6
        7             2.7
        8             1.8
        9             0.9
       10             -0-


In no event will the amount of deferred sales charge exceed 9% of the total purchase payments made under this contract.

WHAT CHARGES ARE ASSOCIATED WITH THE SEPARATE ACCOUNT?


83-9053 Rev. 5-84                                     Minnesota Mutual Life 7

There are three charges associated with the separate account. These are the expense risk charge, the mortality risk premium charge and the investment management fee. All of these charges are deducted on each valuation date from the separate account. On an annual basis, they total 1.06% of the net asset value of the separate account.

WHAT IS THE MORTALITY RISK PREMIUM CHARGE?
This is a premium charge to compensate us for the mortality guarantees we make under the contract. On an annual basis, it equals .1325% of the net asset value of the separate account.

WHAT IS THE EXPENSE RISK CHARGE?
This is a charge to compensate us for guaranteeing that the contract administrative charge will not increase and that the deductions provided in this contract will be sufficient to cover our actual expenses. On an annual basis it equals .6625% of the net asset value of the separate account.

WHAT IS THE INVESTMENT MANAGEMENT FEE?
This fee is to compensate us for providing investment management services. On an annual basis it equals .265% of the net asset value of the separate account.

VALUATION
--------------------------------------------------------------------------------

HOW IS YOUR ACCUMULATION VALUE DETERMINED?
It is determined separately for your accumulation value in the general account and the separate account.

For the general account, it is the sum of all purchase payments allocated to the general account plus interest, dividends and transfers into the general account, less deductions for the annual administrative charge, for any transfers out of the general account and for any previous withdrawals.

For the separate account, it is your accumulation units multiplied by the accumulation unit value.

WHAT IS AN ACCUMULATION UNIT AND HOW IS ITS VALUE DETERMINED?
An accumulation unit is a measure of your interest in the separate account. The number of accumulation units credited to you with each purchase payment is determined by dividing that purchase payment by the then current accumulation unit value. This determination is made as of the valuation date coincident with or next following the date on which we receive your purchase payment. Once determined, the number of accumulation units will not be affected by changes in the accumulation unit value. However, the total number of accumulation units under this contract will be affected by future contract transactions. The number of units will be increased by subsequent purchase payments and decreased by deductions for the administrative charge and for transfers or withdrawals from the separate account.

The accumulation unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the separate account. For


83-9053 Rev. 5-84                                     Minnesota Mutual Life 8
any valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for the current valuation period.

WHAT IS THE NET INVESTMENT FACTOR FOR THE SEPARATE ACCOUNT?
The net investment factor is: the sum of 1.000000, plus the gross investment rate for the current valuation period, less a deduction for the charges associated with the separate account at a rate of 1.06% per annum.

The gross investment rate is equal to: (1) investment income plus capital gains and minus capital losses for the valuation period, realized or unrealized, less a deduction for any applicable income taxes arising from such income and capital gains; divided by (2), the net asset value of the separate account assets at the beginning of the valuation period. The gross investment rate may be positive or negative.

WHAT IS THE CONTRACT INTEREST CREDITING RATE FOR THE GENERAL ACCOUNT?
The interest crediting rate on the general account accumulation value of this contract shall be at least 4% per year, compounded annually. We guarantee this rate for the life of this contract and until an annuity begins.

MAY ADDITIONAL INTEREST BE CREDITED?
Yes. As conditions permit, we will credit additional amounts of interest to the general account accumulation value of this contract.

DIVIDENDS
--------------------------------------------------------------------------------

WILL THIS CONTRACT RECEIVE DIVIDENDS?
Each year we determine if this contract will share in our divisible surplus. We call your share a dividend.

HOW WILL DIVIDENDS BE APPLIED?
Dividends, if received, may be added to the accumulation value or applied to increase annuity payments or, if you so elect, they may be paid in cash.

TRANSFER PROVISIONS
--------------------------------------------------------------------------------

WHAT IS A TRANSFER?
A transfer is a reallocation of funds under this contract between the general account and the separate account.

MAY YOU MAKE TRANSFERS OF  AMOUNTS UNDER THE CONTRACT?
Yes, these transfers may be made on your written request. We will make the transfer on the basis of accumulation values on the valuation date coincident with or next following the day we receive the request at our home office.


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

DOES A DOLLAR AMOUNT LIMIT APPLY TO TRANSFERS?
Yes.  In every case, the amount to be transferred must be $250 or more.


DO ANY OTHER RESTRICTIONS APPLY?
We reserve the right to limit the amount and frequency of transfers from the general account to the separate account. Transfers from the separate account to the general account may be made at any time subject to the dollar amount limitation.

MAY TRANSFERS TAKE PLACE ONCE AN ANNUITY BEGINS?
No.

WITHDRAWAL AND SURRENDER
--------------------------------------------------------------------------------
MAY YOU WITHDRAW FUNDS FROM THIS CONTRACT?
Yes. At any time before annuity payments begin, you may request a partial withdrawal from the accumulation value. You must make a written request for any withdrawal, and it must be for at least $250. In the event of a cash withdrawal, the accumulation value will be reduced by the amount requested and by the deferred sales charge, if any.

Unless instructed otherwise by you, withdrawals will be made first from the general account accumulation value and then from the separate account accumulation value.

HOW IS THE WITHDRAWAL VALUE DETERMINED?
The withdrawal value is determined with reference to the table of deferred sales charges shown in this contract. The withdrawal value is the accumulation value minus the deferred sales load. However, if withdrawals in a calendar year are equal to or less than 10% of the accumulation value at the end of the previous calendar year, the charges will not apply. If withdrawals in a calendar year exceed 10%, the deferred sales charges will apply to the amount of the excess.

MAY YOU SURRENDER THE CONTRACT?
Yes. At any time before annuity payments begin, you may surrender this contract for its surrender value. The surrender value will be determined as of the valuation date coincident with or next following the date your written request is received at our home office.

HOW IS THE SURRENDER VALUE DETERMINED?
The surrender value of the separate account portion of this contract shall be its withdrawal value.
The surrender value of the general account portion of this contract shall be the greater of:
 a)  its withdrawal value, or
 b) your total general account purchase payments, less any applicable state annuity premium taxes and less any amounts previously withdrawn or transferred to the separate account.
HOW WILL WITHDRAWAL OR SURRENDER BENEFITS BE PAID?
We will pay these benefits in a single sum. However, if this contract is surrendered you may elect one of the annuity payment options.


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

ANNUITY PROVISIONS
--------------------------------------------------------------------------------

WHEN DO ANNUITY PAYMENTS BEGIN?
You must notify us in writing that annuity payments are to be made to the annuitant, when these payments are to begin, and what annuity payment option has been selected. We must receive this notice at least 30 days in advance of the date annuity payments are to begin. This contract permits annuity payments to begin on the first day of any month after the 50th birthday and before the 75th birthday of the annuitant. However, the beginning date for annuity payments must be consistent with any restrictions applicable to the plan under which this contract may have been purchased.

WHAT VALUE IS AVAILABLE TO BE APPLIED TO PROVIDE ANNUITY PAYMENTS?
As of the date annuity payments are to begin, we will apply either the accumulation value or the surrender value.

The accumulation value will be applied to provide annuity payments, subject to these conditions:
 1) this contract must have been in force for at least five years from its contract date; and
 2) the annuity payment option selected must provide for payments expected to continue for a period of at least five years.

If these conditions are not met, the surrender value, instead of the accumulation value, will be applied to provide the annuity payment form selected.

WHAT TYPES OF ANNUITIES ARE AVAILABLE?
Under this contract, both fixed and variable annuities are available.

ARE THERE RESTRICTIONS ON ANNUITY PAYMENTS?
We require that the first monthly fixed or variable annuity payment must be at least $20 unless our payment of a smaller minimum amount is required by law. If the first monthly fixed or variable annuity payment would be less than that amount, we reserve the right to pay you the surrender value in a lump sum in lieu of all other rights under this contract.

WHAT INFORMATION MAY WE NEED?
We reserve the right to require proof satisfactory to us of the age of the annuitant and of any joint annuitant before payments begin.

We may also require proof that a person is alive before making any annuity payment which is based on the survival of that person.

IF YOU MAKE NO ELECTION, WHEN DO ANNUITY PAYMENTS BEGIN?
If you do not elect another date, annuity payments will begin on the first day of the month immediately following the 65th birthday of the annuitant.

IF YOU FAIL TO ELECT AN ANNUITY PAYMENT OPTION, HOW WILL ANNUITY PAYMENTS BE
MADE?


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

If you do not notify us as to the annuity payment option, we will make monthly annuity payments on the basis of Option 2A, a life annuity with a period certain of 120 months. In this event, a fixed annuity will be provided by any general account accumulation value and a variable annuity will be provided by any separate account accumulation value.

MUST AN ANNUITY PAYMENT OPTION BE ELECTED?
No. You may elect a lump sum payment instead. If you do so, you and the annuitant shall have no further rights under this contract.

ANNUITY PAYMENT OPTIONS
--------------------------------------------------------------------------------

WHAT ANNUITY PAYMENT OPTIONS ARE AVAILABLE?
The following annuity payment options are available:

Option 1 - Life Annuity-annuity payments payable monthly for the lifetime of the annuitant, ending with the last payment due prior to the annuitant's death.

Option 2 - Life Annuity with a Period Certain --annuity payments payable monthly for the lifetime of the annuitant; provided, if the annuitant dies before payments have been made for the entire period certain, those remaining certain payments will be made to the beneficiary.

The period certain may be for 120 months (Option 2A); for 180 months (Option 2B) ; or for 240 months (Option 2C).

Option 3 - Joint and Last Survivor Annuity-- annuity payments payable monthly for the joint lifetimes of the annuitant and a designated joint annuitant; ending with the last payment due prior to the survivor's death.

Option 4 - Fixed Period Annuity -- annuity payments payable monthly for a fixed period of from three to fifteen years. If the annuitant dies before all payments for the fixed period are received, payments will continue for the remainder of the fixed period to the beneficiary.

ARE OTHER ANNUITY PAYMENT OPTIONS AVAILABLE?
Yes.  Other options may be available as agreed upon between you and us.

MAY THE BENEFICIARY RECEIVE A LUMP SUM PAYMENT INSTEAD OF THE REMAINING ANNUITY PAYMENT?
Yes. The beneficiary may elect to have the present value of the remaining payments paid in a lump sum. This right exists under Options 2 and 4.

The lump sum payment will be the commuted value of the remaining payments, based on the then current dollar amount of one payment and using the same interest rate which served as a basis for the annuity.


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

HOW IS THE AMOUNT OF A VARIABLE ANNUITY PAYMENT DETERMINED?
The dollar amount of the first monthly variable annuity payment is determined by applying the available value (after deduction of any premium taxes not previously deducted) to the table below using the adjusted age of the annuitant and any joint annuitant. A number of annuity units is then determined by dividing this dollar amount by the then current annuity unit value. Thereafter, the number of annuity units remains unchanged during the period of annuity payments.

The dollar amount of the second and later variable annuity payments is equal to the number of annuity units times the annuity unit value as of the due date of the payment. This amount may increase or decrease from month to month.

The value of an annuity unit is determined each month as of the first day of the month. The value is equal to the annuity unit value as of the first day of the preceding month times the product of (a) .997137, and (b) a separate account investment factor. This investment factor is the accumulation unit value on the valuation date next following the fourteenth day of the preceding month divided by the accumulation unit value on the valuation date next following the fourteenth day of the second preceding month. For any date other than the first of a month, the annuity unit value is that on the first day of the next month.

HOW IS THE AMOUNT OF A FIXED ANNUITY PAYMENT DETERMINED?
The tables shown below are used to determine the amount of guaranteed monthly fixed annuity payments. They show the dollar amount of each payment that can be provided with each $1,000 of available value, after the deduction of any applicable premium taxes not previously deducted. Amounts shown here are based on the Progressive Annuity Table with interest at the rate of 3.5% per annum, assuming births in the year 1900 and with an age setback of six years. The amount of each payment depends upon the adjusted age of the annuitant and any joint annuitant. The adjusted age is determined from the actual age nearest birthday at the time the first payment is due in the following manner:


                   Calendar Year       Adjusted Age is
                     of Birth                Equal to-
                  ------------------------------------

                  Prior to 1900      Actual Age Plus 1
                  1900-1919              Actual Age
                  1920-1939          Actual Age Minus 1
                  1940-1959          Actual Age Minus 2
                  1960 and later     Actual Age Minus 3


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

        DOLLAR AMOUNT OF THE FIRST MONTHLY PAYMENT WHICH IS PURCHASED
                   WITH EACH $1,000 OF VALUE APPLIED

Adjusted Age
of Annuitant                      Single Life Annuities
-------------------------------------------------------------------------

                   Option 1      Option 2A       Option 2B      Option 2C
                   --------      ---------       ---------      ---------
     50             $4.28         $4.26           $4.22          $4.18
     51              4.34          4.32            4.28           4.23
     52              4.42          4.39            4.35           4.28
     53              4.49          4.46            4.41           4.34
     54              4.57          4.53            4.48           4.40
     55              4.65          4.61            4.55           4.46
     56              4.74          4.69            4.62           4.52
     57              4.84          4.78            4.70           4.58
     58              4.94          4.87            4.78           4.65
     59              5.04          4.97            4.87           4.71
     60              5.16          5.07            4.95           4.78
     61              5.28          5.18            5.04           4.85
     62              5.40          5.29            5.13           4.91
     63              5.54          5.41            5.23           4.98
     64              5.69          5.53            5.33           5.05
     65              5.84          5.66            5.43           5.11
     66              6.01          5.79            5.53           5.18
     67              6.18          5.94            5.63           5.24
     68              6.37          6.08            5.74           5.30
     69              6.57          6.24            5.84           5.36
     70              6.79          6.40            5.95           5.41
     71              7.02          6.57            6.05           5.46
     72              7.27          6.74            6.15           5.51
     73              7.54          6.91            6.26           5.55
     74              7.83          7.10            6.35           5.59
     75              8.14          7.28            6.45           5.62


                    OPTION 3--JOINT AND LAST SURVIVOR LIFE ANNUITY

Adjusted Age of
Joint Annuitant*                Adjusted Age of Annuitant*
---------------------------------------------------------------------------

                  55       60       62       65       67       70       75
                -----    -----    -----    -----    -----    -----    -----
   54           $4.08    $4.21    $4.26    $4.32    $4.36    $4.41    $4.47
   59            4.23     4.42     4.49     4.59     4.65     4.74     4.85
   61            4.28     4.50     4.58     4.70     4.78     4.88     5.02
   64            4.35     4.61     4.71     4.87     4.97     5.10     5.30
   66            4.40     4.68     4.80     4.98     5.09     5.26     5.50
   69            4.45     4.78     4.92     5.13     5.28     5.49     5.82
   74            4.53     4.91     5.08     5.36     5.56     5.86     6.37


*Dollar amounts of the first monthly payments for ages not shown in this table will be calculated on the same basis as those shown and may be obtained from us.


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

                            OPTION 4 - FIXED PERIOD ANNUITY

        Fixed Period        Dollar Amount      Fixed Period     Dollar Amount
           (Years)           of Payment           (Years)        of Payment
        ------------        -------------      ------------     -------------

               3               $29.19                9              $10.75
               4                22.27               10                9.83
               5                18.12               11                9.09
               6                15.35               12                8.46
               7                13.38               13                7.94
               8                11.90               14                7.49
                                                    15                7.10


WILL THESE TABLES ALWAYS BE USED FOR ANNUITY PURCHASES?
Not necessarily. If, when annuity payments are elected, we are using tables of annuity purchase rates for this class of contract which would result in larger annuity payments, we will use those table instead.

AMOUNT PAYABLE AT DEATH
--------------------------------------------------------------------------------

WHAT AMOUNT IS PAYABLE AT DEATH?
If the annuitant dies before annuity payments have started, we will pay the accumulation value. The accumulation value will be determined as of the valuation date coincident with or next following the day we receive due proof of death at our home office. If the annuitant dies after annuity payments have started, we will pay whatever amount may be called for by the terms of the annuity payment option selected.

TO WHOM WILL WE PAY THOSE BENEFITS?
When we receive proof satisfactory to us of the annuitant's death, we will pay the amount payable at death under this contract to the beneficiary or beneficiaries. The beneficiary will be the person or persons so named in the application for this contract unless you subsequently change the beneficiary. In that event, we will pay the amount payable at death to the beneficiary named in your last change of beneficiary request as provided in this contract.

HOW WILL THE AMOUNT PAYABLE AT DEATH BE PAID?
We will pay that amount in a single sum unless another form of settlement has been requested and agreed to by us. All payments by us are payable at our home office. Proof of any claim under this contract must be submitted in writing to us at our home office.


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

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE BEFORE THE ANNUITANT?
If a beneficiary dies before the annuitant, that beneficiary's interest in this contract ends with that beneficiary's death. Only those beneficiaries who survive the annuitant will be eligible to share in the amount payable at death. If no beneficiary survives the annuitant we will pay the accumulation value of this contract to the executors or administrators of the annuitant's estate.

CAN YOU CHANGE THE BENEFICIARY?
Yes. You can file a written request with us to change the beneficiary.

Your written request will not be effective until it is recorded in our home office records. After it has been recorded, it will take effect as of the date you signed the request. However, if the annuitant dies before the request has been recorded, the request will not be effective as to those death proceeds we have paid before the request was recorded in our home office records.

ADDITIONAL INFORMATION
-------------------------------------------------------------------------------

CAN YOU ASSIGN THIS CONTRACT?
No. This contract may not be assigned, nor may it be sold, transferred or used as security for a loan.

ARE THE CONTRACT BENEFITS PROTECTED?
To the extent permitted by law, no benefit provided by this contract will be subject to any creditor's claim or process of law.

HOW WILL BENEFITS BE DETERMINED?
Any paid-up benefit, withdrawal benefit, surrender benefit, or any other benefit described by this contract shall be calculated as of the date the provisions of the contract are exercised.

WHAT IF A PERSON'S AGE IS MISSTATED?
If a person's age has been misstated, the amount payable under this contract as an annuity will be that amount which would have been paid based upon that person's correct age. In the case of an overpayment, we may either deduct the required amount from that person's payments under this contract; or, we may require you to pay us in cash; or we may do both until we are fully repaid. In the case of an underpayment, we will pay the required amount with the next payment.

WHAT INFORMATION MUST YOU PROVIDE?
You must provide any other information we need to administer this contract. If you cannot do so, we may ask the person concerned for that information. We shall not be liable for any payment based upon information given to us in error or not given to us.

DO CONTRACT VALUES COMPLY WITH STATE REQUIREMENTS?


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

Yes. Amounts payable at death, withdrawal and surrender benefits, accumulation values and the paid-up annuity benefit described by this contract are not less than the minimum benefit required by any statute of the state in which this contract is delivered.

WHAT ANNUITY RESERVES WILL WE HOLD UNDER THIS CONTRACT?
Reserves held by us for annuity payments under this contract shall not be less than those reserves required by the law in the state in which this contract is delivered.

HOW DOES THIS CONTRACT RELATE TO THE OWNERSHIP OF THE SEPARATE ACCOUNT?
We have exclusive and absolute ownership of the assets of both our general account and the separate account.

WHEN WILL LUMP SUM PAYMENTS BE MADE?
Usually, we will make payment within seven days after payment is called for by the terms of the contract. However, in the case of payments from the general account, we reserve the right to defer payment of withdrawal or surrender benefits for up to six months. And in the case of payments from the separate account, we reserve the right to defer payment for such period as may be allowed under the 1940 Act.

DO YOU HAVE ADDITIONAL VOTING RIGHTS?
Yes. You can vote at the meeting of contract owners of the separate account if you have separate account accumulation or annuity units under this contract. The votes held by this contract at any meeting are determined by the rules and regulations of the separate account.


FLEXIBLE PAYMENT                                 MINNESOTA MUTUAL LIFE
DEFERRED VARIABLE ANNUITY CONTRACT

Fixed or Variable
Annuity Benefits
A Participating Contract


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